Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212571 December 19, 2016 Barclays Bank PLC Trigger Callable Yield Notes

Linked to the least performing of the NASDAQ-100 Index®, Russell 2000® Index and the S&P 500® Index due on or about December 24, 2019

Investment Description

Trigger Callable Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Quarterly Coupon”) on each Coupon Payment Date regardless of the performance of any Underlying. The Issuer may, at its election, call the Notes on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), regardless of the Closing Level of any Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the Closing Level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to its specified Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Quarterly Coupon. However, if the Final Underlying Level of any Underlying is less than its Downside Threshold, at maturity, the Issuer will pay the final Quarterly Coupon, but will repay less than your principal amount, if anything, resulting in a loss of your principal amount that will be proportionate to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, your principal amount will have full downside exposure to the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your principal amount. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-4 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

Features

❑ Quarterly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Quarterly Coupon on each Coupon Payment Date regardless of the performance of any Underlying. In exchange for the opportunity to receive the Quarterly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risk of the Barclays Bank PLC for all payments under the Notes.

❑ Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), regardless of the Closing Level of any Underlying on that Optional Call Notice Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Quarterly Coupon. However, if the Final Underlying Level of any Underlying is less than its Downside Threshold, at maturity, the Issuer will pay the final Quarterly Coupon, but will repay less than your principal amount, if anything, resulting in a loss of your principal amount that will be proportionate to the negative Underlying Return of the Least Performing Underlying. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	December 19, 2016
Settlement Date:	December 22, 2016
Coupon Payment Dates[2]:	Quarterly
Optional Call Notice Dates:	Quarterly, commencing June 19, 2017 (see page FWP-6)
Final Valuation Date[2]:	December 19, 2019
Maturity Date[2]:	December 24, 2019

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Optional Call Notice Dates, the Final Valuation Date, the Call Settlement Dates, the Coupon Payment Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. With respect to each Underlying, the Initial Underlying Level is the Closing Level of that Underlying on December 16, 2016 and is not the Closing Level of that Underlying on the Trade Date.

[2] Subject to postponement. See “Indicative Terms” on page FWP-6 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-8 OF THIS FREE WRITING PROSPECTUS AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE FWP-4 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Trigger Callable Yield Notes linked to the least performing of the NASDAQ-100 Index®, Russell 2000® Index and the S&P 500® Index. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Index	Coupon Rate	Initial Underlying Level*	Downside Threshold**	CUSIP/ ISIN
NASDAQ-100 Index® (NDX)	5.20% per annum	4,914.864	2,457.432, which is 50.00% of the Initial Underlying Level	06745R438 / US06745R4386
Russell 2000® Index (RTY)		1,364.189	682.095, which is 50.00% of the Initial Underlying Level
S&P 500® Index (SPX)		2,258.07	1,129.04, which is 50.00% of the Initial Underlying Level

* With respect to each Underlying, the Initial Underlying Level is the Closing Level of that Underlying on December 16, 2016 and is not the Closing Level of that Underlying on the Trade Date.

** Rounded to three decimal places for the NASDAQ-100 Index® and the Russell 2000® Index and rounded to two decimal places for the S&P 500® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.15	$9.85
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.400 and $9.779 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refers to the Trigger Callable Yield Notes that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-8 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Investor Suitability

The Notes may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦  You can tolerate a loss of all or a substantial portion of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦  You are willing and able to accept the individual market risk of each Underlying on the Final Valuation Date and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

♦  You believe the Final Underlying Level of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Level of any Underlying is less than its Downside Threshold, you can tolerate a loss of all or a substantial portion of your principal amount.

♦  You understand and accept that you will not participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes until maturity or earlier call.

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦  You are willing and able to hold Notes that the Issuer may elect to call on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You are willing to forgo any dividends paid on the securities composing the Underlyings.

♦  You understand and are willing to accept the risks associated with each Underlying.

♦  You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦  You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦  You are unwilling or unable to accept the individual market risk of each Underlying on the Final Valuation Date or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

♦  You believe the Final Underlying Level of any Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦  You seek an investment that participates in the full appreciation of one or more of the Underlyings and whose return is not limited to the Quarterly Coupons paid on the Notes until maturity or earlier call.

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦  You are unable or unwilling to hold Notes that the Issuer may elect to call on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You prefer to receive any dividends paid on the securities composing the Underlyings.

♦  You do not understand or are not willing to accept the risks associated with each Underlying.

♦  You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-8 of this free writing prospectus and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “NASDAQ-100 Index®,” “Russell 2000® Index” and “S&P 500® Index” below.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2,3]:	Approximately three years, unless called earlier at the election of the Issuer
Reference Assets[4]:	The NASDAQ-100 Index® (Bloomberg ticker symbol “NDX<Index>“), the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) and the S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (each an “Underlying” and together the “Underlyings”)
Issuer Call:	The Issuer may elect to call the Notes on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), regardless of the Closing Level of any Underlying on that Optional Call Notice Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Optional Call Notice Dates[2]:	June 19, 2017, September 19, 2017, December 19, 2017, March 19, 2018, June 19, 2018, September 19, 2018, December 19, 2018, March 19, 2019, June 19, 2019 and September 19, 2019
Call Settlement Dates[2,3]:	The Coupon Payment Date immediately following the applicable Optional Call Notice Date
Coupon Payment Dates[2,3]:	March 23, 2017, June 22, 2017, September 22, 2017, December 22, 2017, March 22, 2018, June 22, 2018, September 24, 2018, December 24, 2018, March 22, 2019, June 24, 2019, September 24, 2019 and the Maturity Date
Quarterly Coupon:

The Quarterly Coupon is a fixed amount payable quarterly based on the per annum Coupon Rate, regardless of the performance of any Underlying, subject to an earlier call at the discretion of the Issuer.

The Coupon Rate is 5.20% per annum. Accordingly, the Quarterly Coupon payable on each Coupon Payment Date is equal to $0.13 per Note.

Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus the final Quarterly Coupon.

If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, on the Maturity Date, the Issuer will pay you the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. You will receive a cash payment on the Maturity Date per Note equal to:

[$10.00 × (1 + Underlying Return of the Least Performing Underlying)] + final Quarterly Coupon

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this free writing prospectus
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on December 16, 2016, as specified on the cover of this free writing prospectus. The Initial Underlying Level for each Underlying is not the Closing Level of that Underlying on the Trade Date.
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Closing Level[4]:	With respect to each Underlying, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Optional Call Notice Dates, the Final Valuation Date, the Call Settlement Dates, the Coupon Payment Dates and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to any Underlying or if a market disruption event occurs with respect to any Underlying on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or, with respect to the Maturity Date, if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[4]	If an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of that Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain changes in or modifications to that Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

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Investment Timeline

December 16, 2016:	The Closing Level of each Underlying (the Initial Underlying Level) is observed and the Downside Threshold of each Underlying is determined.

Quarterly (callable by Issuer at its election beginning on June 19, 2017):

The Issuer will pay you the applicable Quarterly Coupon.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), regardless of the Closing Level of any Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus the final Quarterly Coupon.

If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, on the maturity date, the Issuer will pay you the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. You will receive a cash payment on the Maturity Date per Note equal to:

[$10.00 × (1 + Underlying Return of the Least Performing Underlying)] + final Quarterly Coupon

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Quarterly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in any or all of the Underlyings or the securities composing the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, you will receive the final Quarterly Coupon, but you will be exposed to the full decline in the Least Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose some or all of your principal.

♦	If the Issuer does not elect to call the Notes, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Underlying — If the Issuer does not elect to call the Notes pursuant to the Call Feature, the payment at maturity (other than the final Quarterly Coupon), if any, will be linked solely to the performance of the Least Performing Underlying. As a result, in the event that the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Least Performing Underlying will be used to determine the payment at maturity (other than the final Quarterly Coupon) on your Notes, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Level of any of the other Underlyings is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the level of any or all of the Underlyings is greater than its Downside Threshold.

♦	Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying — Any positive return on the Notes is limited to the Quarterly Coupons that are paid on each Coupon Payment Date until maturity or earlier call, regardless of any appreciation of any Underlying. If the Notes are called at the election of the Issuer, you will not receive Quarterly Coupons or any other payment after the applicable Call Settlement Date. If the Notes are not called, you may be subject to the decline in the level of the Least Performing Underlying even though you cannot participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings or securities composing the Underlyings. Because the Notes could be called as early as approximately six months after the Trade Date, the total return on the Notes could be minimal.

♦	Because the Notes are linked to the Least Performing Underlying, you are exposed to greater risk of sustaining a significant loss on your investment at maturity than if the Notes were linked to fewer Underlyings — The risk that you will lose some or all of your principal amount at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or two Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Downside Threshold on the Final Valuation Date and therefore it is more likely that you will suffer a significant loss of your principal amount at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The NASDAQ-100 Index® represents 100 of the largest non-financial securities listed on The NASDAQ Stock Market, the Russell 2000® Index represents the small-capitalization segment of the United States equity market and the S&P 500® Index represents the large-capitalization segment of the United States equity market. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of your principal amount at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the daily returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	You are exposed to the market risk of each Underlying, with respect to the payment at maturity, if any — Any payment at maturity on the Notes (other than the final Quarterly Coupon) will be contingent upon the independent performance of each Underlying, which is different than if the payment at maturity were linked to a basket consisting of the Underlyings. Unlike an instrument with a payment at maturity linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, your principal amount will be exposed to the risks related to each Underlying. Poor performance by any Underlying as of the Final Valuation Date may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other Underlyings. If the Notes have not been called prior to maturity and the Final Underlying Level of any Underlying is less than its Downside Threshold, your principal amount will be exposed to the full decline in the Least Performing Underlying. Accordingly, your principal amount is subject to the market risk of each Underlying.

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♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any Optional Call Notice Date (quarterly, beginning on June 19, 2017), regardless of the Closing Level of any Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately six months. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Coupon Rate for a similar level of risk.

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the Quarterly Coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the Quarterly Coupons on the Notes are less than the interest that would be payable on other comparable instruments issued by the Issuer. Therefore, the Notes are more likely to remain outstanding when the Quarterly Coupons on the Notes are less than what would be payable on other comparable instruments.

♦	A higher Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing any Underlying would have.

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of any Underlying will rise or fall. There can be no assurance that the level of any Underlying will not close below its Downside Threshold on the Final Valuation Date. The level of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing some or all of your principal amount.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all Underlyings or the securities composing the Underlyings, may adversely affect the level of any Underlying and, therefore, the market value of the Notes.

♦	Non-U.S. securities markets risks with respect to the NASDAQ-100 Index® — Some of the equity securities composing the NASDAQ-100 Index® are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of and dividend rates on the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as

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certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlying on any date of determination in the event of certain changes in or modifications to an Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-15 of this free writing prospectus.

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Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the Closing Level of any Underlying on any day during the term of the Notes, including on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes. In these examples, we refer to the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index as the “NDX Index,” the “RTY Index” and the “SPX Index” respectively.

Principal Amount:	$10.00
Term:	Approximately three years (unless called earlier)
Coupon Rate:	5.20% per annum (or 1.30% per quarter)
Quarterly Coupon:	$0.13 per quarter
Hypothetical Initial Underlying Level:	100.000 for the NDX Index, 100.000 for the RTY Index and 100.00 for the SPX Index
Hypothetical Downside Threshold:	50.000 for the NDX Index, 50.000 for the RTY Index and 50.00 for the SPX Index (which, with respect to each Underlying, is 50.00% of the hypothetical Initial Underlying Level of that Underlying)
Optional Call Notice Dates:	Quarterly, beginning on June 19, 2017, as set forth under “Indicative Terms” in this free writing prospectus

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Levels or Downside Thresholds. The hypothetical Initial Underlying Levels of 100.000 for the NDX Index, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Level for any Underlying. The actual Initial Underlying Level and Downside Threshold of each Underlying are set forth on the cover of this free writing prospectus. For historical data regarding the actual Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “NASDAQ-100 Index®,” “Russell 2000® Index” and “S&P 500® Index” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Level of any Underlying is less than its Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Underlyings in certain scenarios. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Issuer Elects to Call the Notes on the First Optional Call Notice Date

Date	Payment (per Note)
First Optional Call Notice Date	Issuer elects to call the Notes on the first Optional Call Notice Date, which occurs approximately six months after the Trade Date. Issuer previously paid Quarterly Coupon of $0.13 on the first Coupon Payment Date. On the Call Settlement Date (which is the second Coupon Payment Date), Issuer repays principal plus pays Quarterly Coupon of $0.13.

Payment on Call Settlement Date:	$10.13 ($10.00 + $0.13)
Prior Quarterly Coupons:	$0.13 ($0.13 × 1)
Total:	$10.26
Total Return:	2.60%

On the first Optional Call Notice Date (which occurs approximately six months after the Trade Date), the Issuer elects to call the Notes. The Issuer will pay you on the Call Settlement Date $10.13 per Note, which is equal to your principal amount plus the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, the Issuer has previously paid the Quarterly Coupon of $0.13 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.26 per Note for a 2.60% total return on the Notes.

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Example 2 — Notes Are NOT Called and the Final Underlying Level of Each Underlying Is At or Above Its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Quarterly Coupon of $0.13 on each of the first eleven Coupon Payment Dates that occur prior to the Final Valuation Date.
Final Valuation Date	NDX Index: 80.000 RTY Index: 50.000 SPX Index: 110.00	Notes NOT callable. Final Underlying Level of each Underlying at or above its Downside Threshold; Issuer repays principal plus pays final Quarterly Coupon of $0.13 on Maturity Date.

Payment at Maturity:	$10.13 ($10.00 + $0.13)
Prior Quarterly Coupons:	$1.43 ($0.13 × 11)
Total:	$11.56
Total Return:	15.60%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you on the Maturity Date $10.13 per Note, which is equal to your principal amount plus the final Quarterly Coupon.

In addition, the Issuer has previously paid the Quarterly Coupon of $0.13 on each of the first eleven Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $11.56 per Note for a 15.60% total return on the Notes.

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Example 3 — Notes Are NOT Called and the Final Underlying Level of Any Underlying Is Below Its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Quarterly Coupon of $0.13 on each of the first eleven Coupon Payment Dates that occur prior to the Final Valuation Date.
Final Valuation Date	NDX Index: 110.000 RTY Index: 80.000 SPX Index: 45.00	Notes NOT callable. Final Underlying Level of SPX Index below its Downside Threshold. On the Maturity Date, the Issuer will pay the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying.

Payment at Maturity:	$4.63 ($4.50 + $0.13)
Prior Quarterly Coupons:	$1.43 ($0.13 × 11)
Total:	$6.06
Total Return:	-39.40%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying. The payment at maturity will be calculated as follows:

[$10.00 × (1 + Underlying Return of the Least Performing Underlying)] + final Quarterly Coupon

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the NDX Index:

Final Underlying Level – Initial Underlying Level	=	110.000 – 100.000	= 10.00%
Initial Underlying Level		100.000

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level	=	80.000 – 100.000	= -20.00%
Initial Underlying Level		100.000

Underlying Return of the SPX Index:

Final Underlying Level – Initial Underlying Level	=	45.00 – 100.00	= -55.00%
Initial Underlying Level		100.00

Step 2: Determine the Least Performing Underlying. The SPX Index is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

[$10.00 × (1 + Underlying Return of the Least Performing Underlying)] + final Quarterly Coupon

= [$10.00 × (1 + -55.00%)] + $0.13

= $4.50 + $0.13

= $4.63

In addition, the Issuer has previously paid the Quarterly Coupon of $0.13 on each of the first eleven Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $6.06 per Note for a -39.40% total return on the Notes.

FWP-14

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Least Performing Underlying, secured by a cash deposit equal to the initial issue price of the Notes (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Quarterly Coupon will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). We will determine the portion of each Quarterly Coupon that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including upon early redemption or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment (not including the final Quarterly Coupon) at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity (not including the final Quarterly Coupon) that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final Quarterly Coupon). The deductibility of capital losses is subject to limitations.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section entitled “—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

Consistent with the position described above, below are the portions of each Quarterly Coupon that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
5.20%	%	%
(1) To be determined on the pricing date

FWP-15

NASDAQ-100 Index®

The NASDAQ-100 Index® (the “NDX Index”) is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market. For more information about the NDX Index, see “Indices—NASDAQ-100 Index®” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the NDX Index from January 2, 2008 through December 16, 2016, based on the daily Closing Levels of the NDX Index. The Closing Level of the NDX Index on December 16, 2016 was 4,914.864. The dotted line represents the Downside Threshold of 2,457.432, which is equal to 50.00% of the Closing Level of the NDX Index on December 16, 2016.

We obtained the Closing Levels below from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the NDX Index should not be taken as an indication of future performance. Future performance of the NDX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the NDX Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the NDX Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-16

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through December 16, 2016, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on December 16, 2016 was 1,364.189. The dotted line represents the Downside Threshold of 682.095, which is equal to 50.00% of the Closing Level of the RTY Index on December 16, 2016.

We obtained the Closing Levels below from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official Closing Level of the RTY Index to six decimal places, Bloomberg reports the Closing Level to fewer decimal places. As a result, the Closing Level of the RTY Index reported by Bloomberg may be lower or higher than the official Closing Level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-17

S&P 500® Index

The S&P 500® Index (the “SPX Index”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. Beginning in June 2016, U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA or Bats EDGX were added to the universe of securities that are eligible for inclusion in the SPX Index. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the SPX Index from January 2, 2008 through December 16, 2016, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on December 16, 2016 was 2,258.07. The dotted line represents the Downside Threshold of 1,129.04, which is equal to 50.00% of the Closing Level of the SPX Index on December 16, 2016.

We obtained the Closing Levels below from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-18

Correlation of the Underlyings

The following graph sets forth the historical performances of the NASDAQ-100 Index®, Russell 2000® Index and the S&P 500® Index from January 2, 2008 through December 16, 2016, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your principal amount.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

FWP-19

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-20